SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

☒ Current Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 12, 2006

BERTUCCI’S CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number    333-62775

Delaware	06-1311266
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

155 Otis Street, Northborough, Massachusetts	01532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 351-2500

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 12, 2006, the Company’s management and Audit Committee of the Board of Directors determined: (a) the Company’s detailed property and equipment records contain certain errors in the calculation of depreciation expense encompassing the fiscal years 1998 through 2004, inclusive, and the first two fiscal quarters of 2005 (the “Subject Periods”), which errors require an additional aggregate depreciation expense of approximately $3.5 million to be recorded in its historical financial statements; and, as a result (b) the Company’s historical financial statements for the Subject Periods need to be restated (the “Restatement”); and (c) the Company’s (i) Annual Report on Form 10-K for the fiscal year ended December 29, 2004, which the Company filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2005 (the “Original 10-K”), (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2005, which the Company filed with the SEC on May 11, 2005 (the “Original Q1 10-Q”) and (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2005, which was filed with the SEC on August 12, 2005 (the “Original Q2 10-Q” and together with the Original 10-K and the Original Q1 10-Q, the “Subject Filings”), should be amended to reflect the proper recording of depreciation expense for the periods reported therein.

The Company has discussed the matters disclosed in this Current Report on Form 8-K with its Audit Committee and its independent registered public accounting firm, Deloitte & Touche LLP, and is working diligently to complete the Restatement.  Once this process is completed, the Company will restate its historical financial statements for the Subject Periods and amend the Subject Filings to restate its historical financial statements for the periods reported therein.  Accordingly, the financial statements and the related independent auditors’ reports contained in the Company’s prior filings with the SEC relating to the Subject Periods should no longer be relied upon.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERTUCCI’S CORPORATION

(Registrant)

Date:	January 18, 2006	By:	/s/ David G. Lloyd
David G. Lloyd
President, Chief Financial Officer and Director